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Exhibit 2.4


                                   MCSi, INC.
                          4750 HEMPSTEAD STATION DRIVE
                               DAYTON, OHIO 45429

                                December 29, 2000


P. Michael Gummeson
Chief Executive Officer
Intellisys Group, Inc.
B. Higginbotham Enterprises, Inc.
Pro Line Video, Inc.
2393 Towns Gate Road
Westgate Village, California  91361

         Re:      Amendment to Asset Purchase Agreement

Mr. Gummeson:

         As you know, White & Case LLP ("W&C"), as special counsel to MCSi, Inc. ("MCSi"), and Pachulski Stang Ziehl Young & Jones, PC ("PSZYJ"), as special counsel to Intellisys Group, Inc. ("Intellisys"), B. Higginbotham Enterprises, Inc. ("BHI"), and Pro Line Video, Inc. ("PVI"), have, on behalf of their respective clients, entered into a Stipulation Regarding Non-Material Modifications to Debtors' Sale of Assets to MCSi, Inc. dated December 21, 2000 (the "Stipulation").

         This letter constitutes an agreement by MCSi, Intellisys, BHI, and PVI that the Stipulation constitutes an amendment of the Asset Purchase Agreement dated October 6, 2000, as amended November 13, 2000 and November 24, 2000 (the "APA"). To the extent of any conflict between the terms of the Stipulation and the terms of the APA, the terms of the Stipulation shall be deemed to control. Except as amended by the Stipulation, the APA remains in full force and effect.

         This agreement is governed in all respects by the laws of the United States of America and the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents, without regard to its conflict or choice of law principles. This agreement supersedes, and its terms govern, all prior or contemporaneous proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This agreement shall not be modified except by a subsequently dated written amendment signed on behalf of the parties by their duly authorized representatives.


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         If you agree with the above terms, please sign in the spaces provided below and return a copy of the signed letter to me as soon as possible.



                                    MCSi, INC.

                                    By:  /s/ IRA H. STANLEY
                                         -----------------------------------
                                         Ira H. Stanley
                                         Vice President


Accepted and Agreed:                INTELLISYS GROUP, INC.


Date: 12/29/00                      By:  /s/ P. MICHAEL GUMMESON
      ------------------------           -----------------------------------
                                         P. Michael Gummeson
                                         President and Chief Executive Officer


Accepted and Agreed:                B. HIGGINBOTHAM ENTERPRISES, INC.


Date: 12/29/00                      By:  /s/ P. MICHAEL GUMMESON
      ------------------------           -----------------------------------
                                         P. Michael Gummeson
                                         Assistant Secretary

Accepted and Agreed:                PRO LINE VIDEO, INC.


Date: 12/29/00                      By: /s/ P. MICHAEL GUMMESON
      ------------------------           -----------------------------------
                                         P. Michael Gummeson
                                         Assistant Secretary